GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 1

GENEREX BIOTECHNOLOGY CORP.

Moderator: Mark Fletcher

January 31, 2013

10:00 a.m. ET

Operator:	Good day, ladies and gentlemen and welcome to the Generex Biotechnology conference. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session and instructions will be given at that time. If anyone should require assistance while the conference is in progress, please press star and then zero on your touch-tone telephone to reach an operator. As a reminder, this conference is being recorded.

I would like to hand the conference over to our host for today, Mr. John Barratt -- John Barratt, chairman of the board. Sir, please go ahead.

John Barratt:	Good morning, everyone. Thank you very much for joining us this morning. I have with me Mark Fletcher, president and chief executive officer and a member of the Generex board, as well Dr. Eric von Hofe, president and Antigen Express and also a member of the Generex board, Dr. James Anderson, senior scientific advisor and a member of the Generex board and Dr. David Brusegard, chief operating officer.

I’m obliged to start off by making reference to forward looking statements and the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. During this call, management may discuss financial projections, information or expectations of Generex products or markets or otherwise make statements about the future, which statements are forward looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties are detailed in Generex’s filings with the SEC. Our annual report on Form 10-K, in respect of our fiscal year ended July 31, 2012, was filed with the SEC on October 15th, 2012 and amended on October the 19th, 2012.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 2

This morning you will hear addresses from Mark Fletcher, Dr. Anderson and then Dr. von Hofe. Following the addresses, the phone lines will be opened for stockholder questions and comments and company representatives will be available to respond. I’d now like to turn it over to Mark Fletcher.

Mark Fletcher:	Thank you, John and to my fellow stockholders, good morning.

The purpose of today’s call is to provide our fellow stockholders with an update in respect of ongoing Generex initiatives. In October of 2010, our common stock was de-listed from the NASDAQ capital market and trading moved to the over-the-counter bulletin board. Since that time, our common stock has experienced declines in both stock price and liquidity. Generex is a development stage company, a company endeavoring to achieve the commercialization of the drug products in its pipeline.

At this juncture, Generex is not a revenue generating enterprise. To date, we have had to rely on access of the capital markets for the funding we require in order to move our clinical and regulatory programs forward. The realities of stock price and liquidity have made accessing funding more difficult, complex and costly. Over the past 12 months, we have succeeded in completing the issuance of three series of convertible preferred stock to raise capital. Our capital position was further augmented by the disposition of some non-essential real estate assets and the refinancing of some other real estate assets.

In order to comply with the terms of the convertible preferred stock transaction we completed last month and in order to put Generex in a position to raise the additional capital that will be necessary to achieve the clinical and regulatory successes that we are aiming for, it is necessary to implement an increase in our authorized capital. Therefore, we have set Thursday, March 28th as the date for the next annual meeting of the Generex stockholders. The meeting will include the usual items for stockholder consideration; the election of directors and the ratification of the appointment of independent public accountants.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 3

At the meeting, we will also solicit stockholder approval of the requisite increase in authorized capital. Your board is recommending that all stockholders vote in favor of the proposal as the availability of additional authorized capital is necessary to meet our obligations to our preferred stock investors. If the authorized capital is not increased, we may be required to redeem the preferred stock for cash.

The meeting will also solicit stockholder approval of a reversed stock split. Your management is of the view that a reverse stock split in the near future will be desirable to improve the stock’s health and strength and permit access of the capital markets on better terms. Your board is recommending that all stockholders vote in favor of the proposal. The reverse stock split proposal previously approved by stockholders which authorization expired last month was tied to an uplisting of the Generex common stock to a national exchange. However, such an uplisting requires not only a minimum share price, but a minimum level of stockholder’s equity and sufficient capital to operate for not less than 12 months. We were unable to proceed with the reverse stock split on that basis because Generex capital structure would not otherwise qualify the stock for an uplisting.

Your management and board are of the view that an increase in authorized capital, together with the ability to effect a reverse stock split, will put us in a position to improve the health and strength of Generex capital structure and thereby set the stage for the achievement of our goals for both Generex Oral-lyn and Antigen Express.

Although we did see the anticipated decline in liquidity over the course of 2011 and 2012, I note that our three month average daily volume has improved to almost 3.3 million shares. Yesterday, coincident with our announcement of the Antigen Express successes with the AE37 breast cancer vaccine, almost 42 million shares traded and the price of the stock increased by 59.5 percent. We believe this demonstrates that interest in our clinical and regulatory initiatives remains robust with the attendant prospects for the creation of significant stockholder value.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 4

Our preliminary proxy statement for the annual meeting has been approved by the Securities and Exchange Commission and the definitive proxy statement will be made available to the stockholders in mid February. The summary of the proposals that I’ve provided here is not a substitute for the preliminary proxy statement that we filed or any other document, including the definitive proxy statement that we will be filing. I encourage all of my fellow stockholders to read the preliminary proxy statement and the other attendant documents that will be filed with the SEC, including the definitive proxy statement, as they become available because they contain very important information about these proposals. You can get copies of the preliminary proxy statement at the SEC’s Website which is SEC.gov or at the Generex Website, generex.com.

Last week, we announced that our partner in India, Shreya Life Sciences, has completed it’s phase three trial of General Oral-lyn in patients with type II diabetes and submitted the results to the Indian government with a view to securing approval for the marketing of the product. I will now ask Dr. Anderson to comment on this positive development and it’s impact on our own plans for Generex Oral-lyn in the clinical and regulatory sphere. Dr. Anderson?

James Anderson:	Thank you, Mr. Fletcher. Good morning, I will address three topics today with regard to Generex Oral-lyn buccal insulin spray product program. First, a review of trial O84, part of which was discussed at a prior AGM, second, the completion and regulatory submission of the Oral-lyn phase three study in India and the partnership of Generex and Shreya Pharmaceutical to produce, distribute, market Oral-lyn in India, thirdly, the planned improvements in the Oral-lyn formulation for global registration will be discussed.

Previously, I’ve provided data on patients who had completed the O84 clinical trial, a six month trial with a six month extension comparing Oral-lyn to injected regular insulin in patients with type I diabetes. You will recall that in that patient segment of completers, as measured by hemoglobin A1C, the metabolic control achieved with Oral-lyn was equivalent to the control of patients randomized to injected regular insulin. For a number of significant reasons, the data from the O84 trial was re-examined, re-analyzed and the final report re-written.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 5

While the positive data from the small group of completers did not change appreciably, the trial as a whole did not meet the primary objective of showing non-inferiority of Oral-lyn to injected regular insulin. Although the study did yield some useful information, why did the study fail to meet the primary objective? The major reason was that two-thirds of the subjects randomized to receive Oral-lyn failed to complete the study. The majority of those patients who dropped out did so during the first one to three weeks of therapy. While a few study sites were in the U.S. and Canada, the majority were in Eastern Europe, in the new republics of the former Soviet Union.

More than two-thirds of the patients enrolled in the study were given educational instructional materials not in their native languages. As importantly, two-thirds of the physicians and healthcare professionals did not have complete material in their native language. We believe that this was the flaw that resulted in a lack of understanding of how to use Oral-lyn correctly which produced an excessive dropout rate that led to not achieving the primary objective.

For this study, the pre-specified non-inferiority margin was 0.50 percent. The 90 percent confidence interval, which is that range of values to finding a difference between two parameters, was calculated to be 0.24 percent to 0.53 percent. Since the 0.50 non-inferiority margin is in between the upper and lower values of the confidence interval, the study was not able to show that Generex Oral-lyn was non-inferior, that is equal to, the injected human insulin. The extremely low number of patients completing that trial directly affected the values of the confidence interval, but even with that huge dropout, the upper limit of the 90 percent confidence interval was very close to the pre-specified non-inferiority margin of 0.50 percent. The study almost was successful.

In sharp contrast, the phase three trial conducted in India, a Shreya Life Sciences, was an excellent example of the way a trial should be conducted. This study, 12 week parallel controlled study comparing Oral-lyn to injected rapid insulin in patients with type II diabetes, was conducted at 14 sites in India with 209 patients put on drug. The educational materials and the informed consents were translated into nine different languages so that each individual participant and his or her representatives could read the information in a language in which they were conversant and comfortable. In this study, only 11 of the 209 subjects, five percent, dropped out of the trial.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 6

While a manuscript of the full trial results has been submitted to an international journal of clinical diabetes and thus the detailed results are embargoed until publication, I can share that there was a statistically significant improvement in the hemoglobin A1C of those patients randomized to Oral-lyn compared to injected insulin and that the statistically significant improvement in metabolic control occurred much more rapidly in the Oral-lyn treated group than in the injected insulin group. Shreya Life Sciences and their investigator are excited about the results and so are we.

The results of that trial were also submitted to the drug controller general of India, the Indian regulatory authority, in December of 2012 as part of the dossier to gain final approval for marketing in India. We are extremely pleased to announce that Shreya anticipates approval for the sale of Oral Recosulin, which is their trademark for Oral-lyn in India, within mid 2013.

In the country of India, the International Diabetes Federation has estimated there are over 50 million people with diabetes mellitus. Generex is currently working with Shreya to transfer the technology to facilitate the local manufacturing of Oral-lyn to global standards to ensure continuous product availability. We are also working with Shreya in the planning and design of patient and professional educational materials, product launch materials and sales and marketing strategies.

Now I’d like to address the planned improvements in Generex Oral-lyn. A review was conducted last year with insulin formulation chemists, clinical diabetologists and diabetes sales and marketing leaders. The new techniques in protein chemistry and pharmaceutical formulation science suggested that with minimal changes in the production process and contents of the components, we could improve Oral-lyn less increasing the convenience, compliance and safety for patients by producing a more concentrated Oral-lyn formulation that would allow dosing in the average patient to be reduced to fewer sprays.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 7

We have developed a clear and complete plan for identifying the modifications to the Oral-lyn formulation and rapid mist delivery device to ensure two to three international units of bio available insulin per spray. Our new program encompasses a pharmaco kinetic and gluco dynamic trial design and clinical study plan for conducting trials with appropriately validated methodology. These short studies will demonstrate the integrity and bio viability of the insulin formulation delivered by the device, assess the pharmaco kinetics using validated methodology and appropriately designed clinical models, confirm the bio availability of the delivery insulin and assess the gluco dynamic response in fasted, post meal and (inaudible) clinical models.

Our planned final phase three trial required by the USFDA for registration will examine the reproducibility and intrasubject variability both short term and over the duration of the study. We will also assess intrinsic and extrinsic factors that could affect absorption such as pharyngeal infections, smoking and vascular medications. These studies will also provide data demonstrating the ability of Oral-lyn to achieve metabolic results that are not possible with subcutaneous injected insulins, even with the rapid acting insulin analogs available today. This will allow our marketing partners to justify any potential price premium over injected insulin and help ensure a more rapid uptake of view in the medical community.

The obvious question that many of you may be asking right now is, “Why are you changing the formulation if the current formulation is good enough to sell in India?” I’m not going to immediately defer to the bandwagon of blaming all of our ill on Coca-Cola, McDonald’s and the Ford Motor Company, but an unpleasant reality of western civilization is that we are more obese than our Asian brethren. With our increased weight, our mealtime insulin doses are also higher, frequently in the range of double or more. So while the less obese and better exercised patients in India can easily use the current formulation of Oral-lyn, a stronger formulation is required for the average patient in North America. Since we anticipate that obesity will continue to become a more prevalent worldwide, we are already in discussions with our partner, Shreya, for future production and sales of the improved Oral-lyn formulation in India and other global markets as well.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 8

In summary, we’re quite excited and pleased with the progress we have made with Generex Oral-lyn over the last six months. Conduct of correctly designed and well-implemented clinical studies continue to demonstrate the validity and efficacy of the Oral-lyn product and the platform. The anticipated approval, launch and sales of Oral-lyn in one of the largest populations of diabetes mellitus in the world signifies the new milestone in the successful reorganization of Generex Biotechnology. While the Oral-lyn reformulation, clinical study work and final FDA submission are dependent upon adequate and appropriately timed funding and partnering to meet timeline goals, we are confident that we are now moving forward in the right direction both for Generex and for its investors.

Thank you and I look forward to our next opportunity to inform you of the additional new programs in diabetes detection, diagnosis, therapy and prevention that are in development in the Generex pipeline.

Thank you, Mr. Fletcher.

Mark Fletcher:	Thank you very much, Dr. Anderson. Our significant achievements in respect to the Antigen Express AE37 breast cancer vaccine over the past year including the presentation of positive interim results at the last annual meeting of the American Society of Clinical Oncology and the establishment of a world-class scientific advisory board have been publicly reported. Including in our press releases yesterday and earlier this morning and I encourage all of our stockholders to read those releases.

I will now ask Dr. von Hofe, president of Antigen, to provide a (inaudible) of where the breast cancer vaccine clinical and regulatory program currently stands. Dr. von Hofe?

Dr. Eric von Hofe:	Yes, thank you and good morning, everyone.

Antigen Express as many of you know is currently in late phase two development of an immunotherapeutic vaccine designed to prevent recurrence in patients who have had breast cancer. The trial was randomized, controlled and single blinded. To date, the compound being tested, AE37, has shown very good immunological activity, as well as a very good safety profile in patients.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 9

The pre-planned interim analysis conducted in October of 2011 showed a strong trend towards reduced relapse in patients in the AE37 arm of the trial. Based upon those results, a clinical study report was submitted to the FDA and an end of phase two meeting requested. While a meeting was scheduled, the company opted to postpone the meeting to allow time to address last minute questions from the agency. After addressing all questions that had been raised, the FDA indicated that an end of phase two meeting would not be necessary and the company was invited to submit a protocol for the phase three which the company elected to do under special protocol assessment.

The combination of having a phase three ready compound, as well as a flexible robust technology platform to generate considerable business development interest in Antigen Express and we are poised to take advantage of this. Thank you very much.

Mark Fletcher:	Thank you, Dr. von Hofe. Your management team is continuing its pursuit of partnership opportunities for the breast cancer vaccine, as well as the other product candidates for AE37 and the II-Key platform and our efforts to arrange funding for the previous announced plan to spin out Antigen Express into a separately traded entity with a dividend of Antigen Express stock to the Generex stockholders.

I want to take this opportunity to personally thank all of our loyal and dedicated Generex and Antigen Express employees and consultants, including (Joe Mescado) of (C Hot) Capital, who have worked and will continue to work tirelessly to advance our business plans and create the business development opportunities our stockholders are expecting. I want to thank our stockholders for their continuing support and we look forward to addressing you once again on March 28th and we encourage our stockholders to vote in favor of the proposals that are put forward at that meeting.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 10

At this point, we will now open the call to questions and comments from our fellow stockholders.

Operator:	Ladies and gentlemen, if you have a question at this time, please press star followed by the number one key on your touch-tone telephone. If your question has been answered or if you would like to remove yourself from the queue, please press the pound key. Again if you do have a question, please press star then one at this time. And one moment for our first question. And our first question comes from the line of Chris Parkin from Cg Parkin Communications.

Chris Parkin:	Good morning. Thank you for the information. I have just a kind of a two part question. Dr. Anderson, on the Shreya results, are we saying that we actually showed superiority or simply lack of inferiority to injected regular?

Mark Fletcher:	Dr. Anderson?

James Anderson:	(inaudible) we showed non-inferiority. I do not have the complete details of the study. I do not know if they went further than the protocol design in statistically demonstrating superiority, but they were able to clearly show non-inferiority. And as I commented, the statistical improvement in hemoglobin A1C occurred at a much earlier time point during the trial than it did with injected insulin.

Chris Parkin:	Do you have any information on hypoglycemia post (inaudible) specifically?

James Anderson:	No, I do not.

Chris Parkin:	OK. That’s all – or one more. Where was the manuscript submitted?

James Anderson:	I can’t share that with you.

Chris Parkin:	OK. That’s fine. I understand. Thank you very much.

Operator:	Thank you and our next question comes from the line of (Tiem Haraj), a private investor.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 11

(Tiem Haraj):	Yes, sir. Good morning. I’m trying to find that since the stock has gotten beaten down this much, when will (inaudible) start purchasing shares? Or if they’re going to purchase any shares?

Mark Fletcher:	At Generex, we certainly don’t mandate that any directors or officers use their personal financial resources to purchase stock. Certainly over time, various officers and directors have purchased stock and that’s been reflected in Form 4s filed with the SEC. But as I say, we don’t mandate that anybody spend personal resources to buy stock.

Operator:	Thank you and our next question comes from the line of (Sally Prescott), a private investor.

(Sally Prescott):	Hi. I would like to know when the veterinary aspect might be possible. I have a Min Pin and you cannot inject her. She wiggles and goes on and goes crazy and has hysterics almost and I’m reading on the Web that so many people can’t inject their dogs and they cannot take insulin by pill or anything like that. They need that spray desperately. These dogs, these small dogs are suffering like you cannot believe, emotionally and every other way with these being stuck because they’re so small any way, they don’t have much skin to pull up. And they feel it really badly. And I want to know why the FDA and all doesn’t hurry up and do this. Why are they lollygagging like they’re doing and letting other drugs get approved that are – some of them are absolutely killing people through their liver and other ways and yet, they put you all off and keep you on a short leash for so long. It is just outrageous the way Generex has been treated, not only by the Wall Street, by the (inaudible), by all the people who are – don’t want you to succeed, maybe the needle makers.

But you all need to fight back and get in the media and talk about the fact that you could be helping pet owners, cats and dogs that are almost impossible to inject with insulin and they’re going to die and go blind and die because of the lack of interest in Washington of getting this done by the FDA.

Thank you.

Mark Fletcher:	Well, thank you for your comments. We have done some work in the veterinary area, but obviously our priority is humans with type I and type II diabetes and we’re focusing our efforts there. But I can very much foresee that once we reach certain clinical and regulatory milestones, that it will be possible to segue into the veterinary area. And I don’t know, Dr. Anderson, if you have any additional comment on that or not.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 12

James Anderson:	Yes, I can be extremely sympathetic and I only have to give a heartworm pill to my dog and that’s trouble enough. Certainly, the improvement in the new improved Oral-lyn formulation would make it much more feasible to consider the use of that product in the animal population and it’s something that we will be looking at as we go forward.

Operator:	Thank you and our next question comes from the line of (John McMellon) from MGI Securities.

(John McMellon):	Good morning, gentlemen. Thanks for taking my question. I see the company moving forward as you have been going through so many difficult gyrations in developing the company. My question is is the staffing of people and the number of people working on AE37 and also your regulatory team and the technical team. Can you give me some more color of how many people you have sort of backing the company and moving the company forward? Because that would be of interest to me. Thank you.

Mark Fletcher:	Well, Dr. von Hofe, why don’t you address that from the Antigen side and then Dr. Anderson can address it from the Generex Oral-lyn side?

Dr. Eric von Hofe:	Sure. Yes, so we have – we have – we’re small staff, we have three people here at this one location. There are a number of others that are assisting us in this. We also have capabilities from the investigator, the principal investigator of the study. So currently, our needs are being met. I mean we are certainly very lean, but all of our needs are being met to ensure that the trial is in working order and the green light we received from the FDA to proceed with phase three, I think corroborates this. So while we are lean and mean, we do have sufficient resources.

Mark Fletcher:	And just to clarify, the phase two trial is being conducted by the Henry M. Jackson Foundation for the Advancement of Military Medicine. They are, in many respects, like a clinical research organization for the trial and they work closely with each of the individual clinical trial sites, which are staffed by leading physicians who manage the patients and manage the data. So in addition to that, we internally have (Rich Persales), our chief operating officer and we use outside consultants, including statisticians where necessary and we also are fortunate to have the support of our fairly extensive scientific advisory board. We made detailed announcements on the participants in that scientific advisory board in the spring of last year.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 13

Dr. Anderson, what do you – do you want to comment, please, on the Generex Oral-lyn side?

James Anderson:	For the Generex Oral-lyn, we are progressing in two fronts; one, the clinical study that were just completed were done primarily by our partner Shreya that involved 14 sites with 14 primary investigators, a number of sub investigators. So a total clinical staff support probably in the range of 60 to 80 people. Internally, Shreya, which is a large pharmaceutical company with about $380 billion in sales annually, undoubtedly had a staff working there that was probably in the range of 20 to 30 people handling the process of data acquisition, analysis and production of locations.

From the standpoint internally of the improved Oral-lyn formulation, we will be using a number of outside consultants whose expertise has been derived and demonstrated from other large insulin manufacturing companies and we have approximately six actively working consultants in the design program for the new Oral-lyn formulation. As we have funding, we will increase that number of individuals and particularly as we get into the clinical studies. So at this time, we, as well as Antigen, are, as Dr. von Hofe said, lean and mean, but as we get funding, that will be expanded to produce a very active program.

Operator:	Thank you and our next question comes from the line of (Adam Mosridge), a private investor.

(Adam Mosridge):	Thank you. I just wanted to ask the status of the spinout of Antigen Express. It’s been expected for the last year or so.

Mark Fletcher:	I will address that. When we first put together the plan to spinout Antigen Express, the AE37 breast cancer vaccine was still fairly early in it’s phase two trial. But as we explored funding mechanisms for the spinout and considered the key component of valuation, it became clear to us that if we permitted the clinical program for the vaccine to mature, we would be able to achieve a much higher valuation for the vaccine and for Antigen Express generally. The higher the valuation the greater the benefits of the spinout to Generex and its stockholders.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 14

Since that spinout concept was first introduced, we have made very significant advancements in the vaccine program. As we mentioned earlier, positive interim results were achieved and reported at ASCO. We were able to attract (inaudible) of world-class scientists and physicians to join us as advisors representing institutions like M.D. Anderson, Indiana School of Medicine, University of California, the Mayo Clinic, the Moffitt Cancer Center, Harvard Medical School, Duke University and also the National Surgical (inaudible) Breast and Bowel Project. The fact that these experts are prepared to publicly align themselves with our program speaks to the quality of our science and to the prospects for success.

At this juncture, as we approach the conclusion of the phase two trial later this year and complete preparation and submission to the FDA of a protocol for phase three, the valuation matrix has improved very substantially. We’re working to put together a transaction structure that will maximize the benefits to our stockholders. In particular, the pending conclusion of the phase two trial and our successes there have accelerated interest from perspective partners and collaborators. We have confidential disclosure agreements in place with many of these interested parties and we have kept them informed of our progress.

It’s no secret that the goal of any development company like ours is to establish relationships that will lead to product commercialization and we are actively pursuing those relationships. Being on the cusp of the phase three trial, I think that we are ideally positioned to achieve a transaction here. I am not in a position at this juncture to speculate on timing, it’s a process that does take time and we are actively engaged in that process. But our goal is still to achieve the spinout of Antigen and with our success and the maturity of the clinical and regulatory program, we are looking to achieve a very satisfactory valuation and transaction.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 15

Operator:	Thank you and our next question comes from the line of (Armauldo Bachir) from (Bachir) Incorporated.

(Armauldo Bachir):	Good morning, gentlemen. I own a substantial number of the shares of Generex and you know I do not watch my portfolio very often, but you know I was really alarmed at the precipitous drop in the share price. And at one time, you know a few months ago, I even wondered if the company was going to survive. Can you more or less shed some light on it? Thank you very much.

Mark Fletcher:	Yes, I can. Back when management changed, as anyone who was around at that juncture is aware, the stockholders declined to approve a reverse stock split that was necessary to maintain the listing on the NASDAQ capital market. We indicated to the stockholders at that time that the consequences of delisting from the NASDAQ capital market and the move to the over-the-counter bulletin board would most likely be a decline in liquidity and stock price. And regrettably, that has proven to be the case. And of course, that makes funding for Generex more complicated and more costly and more dilutive to the stockholders.

Since that time, over the last two years, we have struggled with that reality and I think that we’re at the point now where we’re on the verge of turning the corner with positive indications on the Generex Oral-lyn front and the success and maturity of the Antigen Express breast cancer vaccine. I am looking forward to the time when our stock regains its health and I think a key to regaining that health will be the passage of the proposals at the March 28th stockholders meeting for increased authorized capital and the prospect of a reversed stock split to improve the price.

(Armauldo Bachir):	Thank you very much.

Operator:	Thank you and our next question comes from the line of (Eric Lyman), a private investor.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 16

(Eric Lyman):	Good morning. Thank you for taking my call. What I’m interested in I guess is could you elaborate on the mechanics of the AE spin-off? Particularly, regarding where the proceeds of the issuance of the shares go. Would they go to the Generex stockholders? Or would they go to the new AE stockholders? And if it’s Generex, I guess the question is then, how do you envision AE raising capital? And if it’s AE, then what is the value to a Generex shareholder? Thanks.

Mark Fletcher:	Yes. The plan is to spin-off Antigen Express, which is currently a wholly owned subsidiary of Generex into a company that is trading on the over-the-counter bulletin board. It will be a typical reverse merger transaction immediately following which Generex will be the majority owner of the stock in that company. The funding that we’re talking about putting together will be, we anticipate, a traditional PIPE transaction, private investment and public equity and that will come in that new company such that the money will be in that new company. I would expect that any investors that are putting forward money for that program would certainly want to see that money reside in Antigen Express, the new Antigen Express and be used to fund it’s ongoing clinical and regulatory work.

As we’ve announced previously, we also anticipate issuing stock dividends in that new company to the Generex stockholders. So Generex stockholders will benefit two ways; number one, Generex will have its stockholdings in that company on its books as a very valuable asset which will hopefully be reflected in the stock price and secondly, we foresee Generex stockholders participating directly in the new Antigen by getting some stock dividends.

(Eric Lyman):	Very good. Thank you.

Mark Fletcher:	Thank you.

Operator:	Thank you and our next question comes from the line of (Duane Quick), a private investor.

(Duane Quick):	Hi, how are you today? I wanted to ask without a partnership, is – do we have a concern, are you going to be able to meet the end phase trials for Oral-lyn? And also, I’m concerned about a reverse stock split that without any approvals, most likely to stock is only going to find its way back down.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 17

Mark Fletcher:	With respect to Generex Oral-lyn, we need to get into a position where we can raise some additional capital in order to move forward with our own clinical and regulatory program, hoping to build on the strength of the experience that we recently announced in India. With respect to reverse stock split, I know that there is a perception that following a reverse stock split the price falls back and that there’s a loss of liquidity or rather a loss of value. My approach is that if we can get the price back up to some sort of reasonable range, trading in the stock will be healthier and we can build on the strength of the Generex Oral-lyn program and the Antigen Express successes in order to maintain value and prevent a – any kind of loss of value as a result of the reverse stock split.

I think that anyone would agree that if we are trading at a price that is substantially higher than where we are now, the trading pattern will be healthier, we’ll get more interest from the stock market and we’ll be better positioned to raise additional capital that we need for our projects.

Operator:	Thank you and our final question comes from the line of (Bill Catcher), a private investor.

(Bill Catcher):	Good morning. First, a shout out to (Andy). Thank you for your responses to my e-mail. I have two questions; first to (Andy) probably and that is the – with the success of the Indian trials, is there any possibility of any other countries using those trials as the basis for using Oral-lyn in their countries? The second question involves a kind of controversial matter, which seeing – ‘Seeking Alpha’ just had a very bearish -- bullish article rather on the company, extremely bullish except for one factor and that is the management of the company. And the author, Thomas Barnard, seemed to feel that with all due respect to Mr. Fletcher, that he doesn’t have a lot of pharmaceutical or any pharmaceutical experience, he’s an attorney and he felt that the company would be much better off if there were a leader that did have significant pharmacological experience in the development of drugs.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 18

So can you comment on any of that?

Mark Fletcher:	Well, I’ll comment on the article. I don’t know the individual who wrote it and I don’t know what his qualifications or experience might be to make those judgments. In the case of Generex, part of the reason for the management change was the difficulty that the company found itself in, both in terms of its programs and it’s funding. And Generex was not, at that time and is still not, I think, in a position to go out and successfully recruit the sort of senior executives that you’re referring to. That’s certainly is something that can happen down the road.

Over the past two years what we’ve been focusing on is cleaning up the company, raising money and regularizing the capital structure. Things that I feel that I am capable of addressing and I’m fortunate to have the expertise of people like Dr. Anderson and Dr. von Hofe on the clinical regulatory side of things to assist. But (Andy), I’ll let you address the question about Generex Oral-lyn.

James Anderson:	Thank you for your question, Mr. (Catcher). The partnership with Shreya Life Sciences obviously it’s focusing on India and it is by various counts either the largest or the second largest diabetes market in the world in terms of number of patients. However, Shreya is involved in a rather large segment of the rest of the world, particularly the Asian markets and I think all that I can say at this point is we are in discussions with them about other potential marketing territories. And as soon as we have anything would be definite, we will share that with all of you.

(Bill Catcher):	OK. Thank you. But regarding the management situation, I would suggest from my own many years of experience in the street and the marketplace that if the chairmanship or the executive officer were to be replaced, the stock would have significant gain in value. That is my opinion. Nothing personally against Mr. Fletcher, but I just think that may be the likelihood. But thank you very much for your answers.

Mark Fletcher:	Thank you.

GENEREX BIOTECHNOLOGY CORP. Moderator: Mark Fletcher 01-31-13/10:00 a.m. ET Confirmation # 91664197 Page 19

Operator:	And that concludes our question and answer session today. Do you have any concluding remarks?

John Barratt:	No, I don’t think we do. I think everything has been handled very well and thank you for your support in the terms of communication. I think we’ll just sign off now. Thank you.

Mark Fletcher:	Thank you very much, everyone.

Operator:	Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may now disconnect. Everyone, have a good day.

END